UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2022

NATURE’S SUNSHINE PRODUCTS, INC.
(Exact name of registrant specified in its charter)

Utah	001-34483	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
 2901 West Bluegrass Blvd., Suite 100
Lehi, Utah 84043
(Address of principal executive offices and zip code)

Registrant’s telephone, including area code:  (801) 341-7900

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	NATR	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2022, Nature’s Sunshine Products, Inc. (the “Company”) issued a press release announcing that Mr. Joseph W. Baty, the Company’s Executive Vice President, Chief Financial Officer will retire from the Company effective September 30, 2022. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The press release also announced the promotion of Mr. Jonathan D. Lanoy to the position of Senior Vice President, Finance effective immediately. Mr. Lanoy will serve as Interim Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer until such time as the Company appoints a Chief Financial Officer.

Mr. Lanoy, age 47, has served as Vice President of Finance and Corporate Controller at the Company since February 2017, and has held various other positions in the finance department of the Company since 2008. Prior to joining the Company, Mr. Lanoy was an assurance manager at the public accounting firm of Ernst & Young. Mr. Lanoy is a Certified Public Accountant and holds a Masters of Professional Accountancy and a Bachelor of Arts degree in Accounting from Weber State University.

On September 6, 2022, Mr. Lanoy entered into an employment agreement (the “Employment Agreement”) pursuant to which Mr. Lanoy will receive an annual base salary of $269,000 and have a target annual bonus percentage of forty percent of his base salary. Mr. Lanoy also entered into a letter agreement (the “Letter Agreement”) relating to his service as Interim Chief Financial Officer pursuant to which Mr. Lanoy will receive a one-time success bonus of $150,000 to be paid within five business days of the successful filing of the Company’s Annual Report on Form 10-K for the year ending December 31, 2022, subject to his continued employment through such date, and a grant of restricted stock units with a grant date value of $150,000 based on the closing price of the Company’s common stock on the closing date, which will vest in two equal installments over the two-year period following the grant date.

The Employment Agreement provides that Mr. Lanoy will receive the following benefits if his employment is terminated by the Company without Cause, if he resigns with Good Reason, or if his employment is terminated as a result of his death or Incapacity:

•payment of all accrued and unpaid base salary through the date of his termination and reimbursement of any unreimbursed expenses (“Accrued Pay”);

•monthly severance payments equal to one-twelfth of his annual base salary for a period of 12 months; and

•reimbursement for the costs he incurs for continuation of his health insurance coverage under COBRA for a period of 12 months.

The terms Cause, Good Reason and Incapacity are defined in the Employment Agreement. The severance benefits described above, other than the Accrued Pay, are subject to Mr. Lanoy executing a release in favor of the Company and complying with the restrictive covenants set forth in the Employment Agreement, including a covenant not to compete with the Company for a period of 12 months following the termination of his employment with the Company.

The description of the terms and provisions of the Employment Agreement and the Letter Agreement set forth above is qualified in its entirety by reference to the actual Employment Agreement and Letter Agreement, copies of which are attached hereto as Exhibit 10.1 and 10.2 respectively, and incorporated herein by reference.

There is no arrangement or understanding between Mr. Lanoy and any other person pursuant to which he was selected as an officer of the Company. Mr. Lanoy has no family relationship (within the meaning of Item 401(d) of Regulation S-K) with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There has been no transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in excess of $120,000 in which the Company is or was a participant and in which Mr. Lanoy or any of his immediate family members (within the meaning of Item 404 of Regulation S-K) had or will have a direct or indirect material interest.

Item 9.01    Financial Statements and Exhibits

Item No.	Exhibit
99.1	Press release issued by the Company, dated September 6, 2022.
10.1	Employment Agreement - Lanoy
10.2	Letter Agreement - Lanoy
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S SUNSHINE PRODUCTS, INC.

Dated: September 6, 2022	By:	/s/ Nathan G. Brower
Nathan G. Brower, Executive Vice President, General Counsel and Secretary